Exhibit 99.1

Joint Press Release

FREYR, a Developer of Clean, Next-Generation Battery Cells, to List on NYSE Through a Business Combination with Alussa Energy Acquisition Corp.

●	FREYR has entered into a definitive business combination agreement with Alussa Energy Acquisition Corp. (NYSE: ALUS); upon closing, the combined company will be renamed “FREYR Battery” and be listed on the New York Stock Exchange under the new ticker symbol “FREY”

●	FREYR’s mission is to accelerate the decarbonization of transportation and energy systems by delivering the world’s cleanest and most cost-effective batteries

●	FREYR is expected to receive approximately $850 million in equity proceeds as a part of the business combination, enabling the company to accelerate the development of up to 43 GWh of clean battery cell manufacturing capacity in Norway by 2025

●	Transaction includes a $600 million fully committed Private Investment in Public Equity (“PIPE”) anchored by strategic and institutional investors, including Koch Strategic Platforms, Glencore, Fidelity Management & Research Company LLC, Franklin Templeton, Sylebra Capital and Van Eck Associates Corporation

●	100% of FREYR’s existing shares will roll over into in the combined company

●	Pro forma equity value of the combined company would be approximately $1.4 billion

NEW YORK, NY and OSLO, Norway, January 29, 2021 -- FREYR AS, (the “Company” or “FREYR”), a Norway-based developer of clean, next-generation battery cell production capacity, today announced that it will become a publicly listed company through a business combination with Alussa Energy Acquisition Corp. (“Alussa Energy”) (NYSE: ALUS), a Cayman Islands exempted, publicly listed special purpose acquisition company (“SPAC”). The transaction represents a pro forma equity value of $1.4 billion for the combined company upon closing which will be named “FREYR Battery” (“Pubco”). Pubco’s common stock is expected to start trading on the New York Stock Exchange under the ticker symbol FREY upon closing, expected in the second quarter of 2021.

FREYR is targeting development of up to 43 GWh of battery cell production capacity in Norway by 2025 to position the Company as one of Europe’s largest battery cell suppliers. FREYR expects to deliver safer, higher energy density and lower cost clean battery cells made with renewable energy from an ethically and sustainably sourced supply chain. The Company’s ambition is to become the battery cell producer with the lowest lifecycle carbon footprint in the world. FREYR plans to utilize Norway’s inherent advantages, including access to renewable energy, some of Europe’s lowest electricity prices and shorter delivery distances to main markets in Europe and the US as compared to competitors in Asia.

The Company is partnering strategically on next-generation semi-solid battery cell technology that is expected to materially reduce manufacturing costs and provide a highly competitive market position for FREYR. The Company’s solutions will address the rapidly growing global markets for electric vehicles, energy storage, and marine applications, representing an estimated addressable market of about 5,000 GWh per year by 2030.

Daniel Barcelo, Chief Executive Officer and Founder of Alussa Energy, commented, “We are excited and privileged to partner with FREYR, as this transaction represents a compelling investment opportunity to address the rapidly growing market for electrification of global transportation and energy systems. Furthermore, Norway with its entrepreneurial cities like Mo i Rana provide a great foundation for FREYR’s Gigafactories. We evaluated over 75 investment opportunities across the global energy and energy transition sectors since our IPO in late 2019, and FREYR clearly stood out as a frontline player in adopting leading-edge battery technology to address a significant and growing market with a unique commitment to full-cycle sustainability. We have full confidence that FREYR’s experienced execution team, combined with the capital resources from this transaction, including strategic investors Koch Strategic Platforms and Glencore, makes the Company well-positioned to play a transformational role in decarbonizing global energy and transportation markets.”

Tom Jensen, Chief Executive Officer of FREYR, said, “We believe the combination of foundational capital from committed investors with commercially available, advanced battery solutions is the fastest way to accelerate the energy transition. FREYR is dedicated to delivering one of the most sustainable and cost-effective clean battery cells based on 100% renewable energy and ethically sourced raw materials. We are truly excited to share our ambition with Alussa Energy and some of the leading international investors as we embark on our plan for the production of one of the most environmentally friendly battery cells in the world. We believe our partnership-based business model positions FREYR to accelerate long-term value creation by targeting sustainable, superior returns to our shareholders and stakeholders.”

Torstein Dale Sjøtveit, Founder and Executive Chairman of FREYR, continued, “FREYR has attracted a diversified and experienced team, partners and initial customers in a short period of time. The capital raise and NYSE listing add further momentum to our progress and positions us as a catalyst for European battery cell production and the Nordic battery ecosystem. We see this transaction as a strong confirmation of FREYR’s growth potential enabled by cutting-edge technology and access to clean renewable energy. Moving ahead, FREYR will focus on executing our project plans, attracting more talent, cultivating partnerships and providing our customers with sustainable and cost-effective clean battery cells.”

Todd Kantor, Portfolio Manager of Encompass Capital Advisors LLC, a Member of Alussa Energy’s Sponsor, added, “As a hedge fund primarily focused on investing across the energy eco-chain, we view FREYR as one of the most exciting investment opportunities in the energy transition movement, particularly given the Company’s potential to deliver innovative electrification solutions through a sustainable and clean platform.”

Transaction Overview

The business combination values the combined company at an implied $1.4 billion pro forma equity value. The transaction will provide an estimated $850 million of net proceeds to the Company, assuming no redemptions by Alussa Energy shareholders, including a $600 million fully committed PIPE at $10.00 per share of the Company anchored by strategic and institutional investors, including Koch Strategic Platforms, Glencore, Fidelity Management & Research Company LLC, Franklin Templeton, Sylebra Capital and Van Eck Associates Corporation. 100% of FREYR’s existing shares will roll over into the combined company.

The transaction implies an equity value of FREYR of approximately $410 million. Current FREYR shareholders (fully diluted) are expected to own approximately 30% of the combined company after transaction close, representing an exchange ratio of approximately 0.179031 of shares of the combined company for each share of FREYR based on the currently available information and assuming a $600 million PIPE.

The boards of directors of both Alussa Energy and FREYR have approved the proposed business combination, which is expected to be completed in the second quarter of 2021, subject to, among other things, the approval by Alussa Energy’s and FREYR’s shareholders and satisfaction or waiver of other customary conditions set forth in the definitive documentation.

Additional information about the proposed transactions contemplated by the business combination agreement (the “Transaction”), including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Alussa Energy with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

Credit Suisse Securities (USA) LLC acted as the equity capital markets advisor to Alussa Energy. Credit Suisse Securities (USA) LLC, BTIG, LLC and BTIG Norway AS acted as the financial advisors to Alussa Energy. Skadden Arps, Slate, Meagher & Flom LLP served as M&A legal counsel to Alussa Energy, Ellenoff Grossman & Schole LLP served as securities counsel to Alussa Energy, Wiersholm AS served as Norwegian counsel to Alussa Energy, and Appleby (Cayman) Ltd served as Cayman Islands legal counsel to Alussa Energy. Rystad Energy and Sustainable Governance Partners acted as business and environmental, social and governance advisors, respectively, to Alussa Energy. Kite Hill PR LLC acted as the public relations advisor to Alussa Energy.

Wilson Sonsini Goodrich & Rosati P.C. served as U.S. legal counsel to FREYR, and Advokatfirmaet BAHR AS, served as Norwegian legal counsel to FREYR. Crux Advisers AS acted as investor relations and communications adviser to FREYR.

Credit Suisse Securities (USA) LLC, BTIG, LLC and Pareto Securities AS served as placement agents for the PIPE financing. Davis Polk & Wardwell LLP served as legal counsel to the placement agents.

Investor Webcast / Conference Call Information

FREYR and Alussa Energy will host a joint investor conference call to discuss the proposed business combination today, Friday, January 29, 2021 at 8:00 EST/14:00 CET.

To follow the conference call via webcast, please use this link:

https://streams.eventcdn.net/freyer/investor-conference-call/

To listen to the prepared remarks via telephone, please dial
US: +1-833-350-1443
NO: +47 23 96 63 25
Conference ID: 4357642

About FREYR A/S

FREYR plans to develop up to 43 GWh of battery cell production capacity by 2025 to position the company as one of Europe’s largest battery cell suppliers. The facilities will be located in the Mo i Rana industrial complex in Northern Norway, leveraging Norway’s highly skilled workforce and abundant, low-cost renewable energy sources from hydro and wind in a crisp, clear and energized environment. FREYR will supply safe, high energy density and cost competitive clean battery cells to the rapidly growing global markets for electric vehicles, energy storage, and marine applications. FREYR is committed to supporting cluster-based R&D initiatives and the development of an international ecosystem of scientific, commercial, and financial stakeholders to support the expansion of the battery value chain in our region. For more information, please visit www.freyrbattery.com.

About Alussa Energy Acquisition Corp.

Alussa Energy is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Alussa Energy may pursue an acquisition opportunity in any industry or sector, Alussa Energy intends to focus on businesses across the entire global energy supply chain. For more information, please visit www.alussaenergy.com.

Forward-Looking Statements

This press release contains, and certain oral statements made by representatives of Alussa Energy and FREYR and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Alussa Energy’s, Pubco’s and FREYR’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Alussa Energy’s, Pubco’s and FREYR’s expectations with respect to future performance of the combined company, anticipated financial impacts of the Transaction, the anticipated addressable market for the combined company, the satisfaction of the closing conditions to the Transaction, the exchange ratio (which is subject to certain inputs that may change prior to completion of the Transaction) and the timing of the completion of the Transaction. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the control of Alussa Energy, Pubco or FREYR and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (2) the inability to consummate the Transaction, including due to failure to obtain approval of the shareholders of Alussa Energy or other conditions to the Closing in the Business Combination Agreement; (3) the failure of investors in the PIPE to fund their commitments upon the Closing; (4) delays in obtaining or the inability to obtain any necessary regulatory approvals required to complete the Transaction; (5) the inability to obtain the listing of Pubco’s ordinary shares on the New York Stock Exchange following the Transaction; (6) the risk that the Transaction disrupts current plans and operations as a result of the announcement and consummation of the Transaction; (7) the ability to recognize the anticipated benefits of the Transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth economically and hire and retain key employees; (8) costs related to the Transaction; (9) changes in applicable laws or regulations; (10) the effect of the COVID-19 pandemic on Alussa Energy, Pubco and FREYR and their ability to consummate the Transaction; (11) the possibility that Alussa Energy, Pubco or FREYR may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties to be identified in the registration/proxy statement (when available) relating to the Transaction, including those under “Risk Factors” therein, and in other filings with the SEC made by Alussa Energy, Pubco and FREYR. Alussa Energy, Pubco and FREYR caution that the foregoing list of factors is not exclusive, and caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. None of Alussa Energy, Pubco or FREYR undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the Transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No Assurances

There can be no assurance that the Transaction will be completed, nor can there be any assurance, if the Transaction is completed, that the potential benefits of combining the companies will be realized.

Information Sources; No Representations

This press release has been prepared for use by Alussa Energy, Pubco and FREYR in connection with the Transaction. The information herein does not purport to be all-inclusive. The information herein is derived from various internal and external sources, with all information relating to the business, past performance, results of operations and financial condition of Alussa Energy was derived entirely from Alussa Energy and all information relating to the business, past performance, results of operations and financial condition of FREYR and Pubco was derived entirely from FREYR. No representation is made as to the reasonableness of the assumptions made with respect to the information herein, or to the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein is not an indication as to future performance.

No representations or warranties, express or implied, are given in respect of this press release. To the fullest extent permitted by law in no circumstances will Alussa Energy, Pubco or FREYR, or any of their respective subsidiaries, affiliates, shareholders, representatives, partners, directors, officers, employees, advisors or agents, be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this press release, its contents (including without limitation any projections or models), any omissions, reliance on information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith, which information relating in any way to the operations of FREYR or Pubco has been derived, directly or indirectly, exclusively from FREYR and has not been independently verified by Alussa Energy. Neither the independent auditors of Alussa Energy nor the independent auditors of FREYR or Pubco audited, reviewed, compiled or performed any procedures with respect to any projections or models for the purpose of their inclusion in this press release and, accordingly, neither of them expressed any opinion or provided any other form of assurances with respect thereto for the purposes of this press release.

Important Information about the Transaction and Where to Find It

In connection with the Transaction, Alussa Energy and Pubco will file relevant materials with the SEC, including a Form S-4 registration statement to be filed by Pubco (the “S-4”), which will include a prospectus with respect to Pubco’s securities to be issued in connection with the proposed business combination and a proxy statement (the “Proxy Statement”) with respect to Alussa Energy’s shareholder meeting at which Alussa Energy’s shareholders will be asked to vote on the proposed Business Combination and related matters. ALUSSA ENERGY SHAREHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE S-4 AND THE AMENDMENTS THERETO AND OTHER INFORMATION FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT ALUSSA ENERGY, PUBCO, FREYR AND THE TRANSACTION. When available, the Proxy Statement contained in the S-4 and other relevant materials for the Transaction will be mailed to shareholders of Alussa Energy as of a record date to be established for voting on the proposed business combination and related matters. The preliminary S-4 and Proxy Statement, the final S-4 and definitive Proxy Statement and other relevant materials in connection with the Transaction (when they become available), and any other documents filed by Alussa Energy with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Alussa Energy Acquisition Corp. at c/o PO Box 500, 71 Fort Street, Grand Cayman KY1-1106, Cayman Islands.

Participants in Solicitation

Alussa Energy, Pubco and FREYR and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Alussa Energy ordinary shares in respect of the proposed business combination. Alussa Energy shareholders and other interested persons may obtain more detailed information regarding the names and interests in the Transaction of Alussa Energy’s directors and officers in Alussa Energy’s and Pubco’s filings with the SEC, including when filed, the S-4 and the Proxy Statement. These documents can be obtained free of charge from the sources indicated above.

For investor inquiries, please contact:

For FREYR:

Steffen Føried

Chief Financial Officer

(+47) 975 57 406

steffen.foreid@freyrbattery.com

For Alussa Energy:

Chi Chow
Investor Relations

cchow@alussaenergy.com

Tel: 929-303-6514

For media inquiries, please contact:

For Alussa Energy:

Emma Wolfe
alussa@kitehillpr.com